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
        FORM 3             UNITED STATES SECURITIES AND EXCHANGE COMMISSION                     OMB APPROVAL
                                        WASHINGTON, D.C.  20549                      ----------------------------------
                                                                                     OMB Number:              3235-0104
                        INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES      Expires:                   PENDING
                                                                                     Estimated average burden
                                                                                     hours per response............ 0.5

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.   Name and Address of Reporting Person*                      2.   Date of Event
                                                                     Requiring
     Diebold, Incorporated                                           Statement
                                                                     (Month/Day/Year)

---------------------------------------------------------------
      (Last)              (First)               (Middle)
                                                                      January 22, 2002

     5995 Mayfair Road                                          3.  I.R.S.
                                                                    Identification
---------------------------------------------------------------     Number of
                        (Street)                                    Reporting
                                                                    Person, if an entity
   North Canton              OH                44720-8077           (voluntary)
---------------------------------------------------------------

      (City)              (State)                (Zip)


4.   Issuer Name AND Ticker or Trading Symbol


     Global Election Systems Inc.: GLE
---------------------------------------------------------------


5.  Relationship of Reporting Person(s) to
     Issuer  (Check all applicable)


         Director           X     10% Owner
--------               ----------
         Officer (give            Other (specify
         title below)             below)
--------               ----------


6.  If Amendment, Date of
    Original (Month/Day/Year)



7.  Individual or Joint/Group
    Filing (check Applicable Line)

 x   Form filed by One Reporting Person
----

     Form filed by More than One Reporting Person
----
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.  Title of Security               2.  Amount of Securities         3.  Ownership      4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                          Beneficially Owned               Form: Direct       (Instr. 5)
                                        (Instr. 4)                       (D) or
                                                                         Indirect
                                                                         (I) (Instr. 5)

Common Stock, without par value                    21,335,340                D


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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v).

                                                                          (Over)


                                                                 SEC 1473 (3-99)

               Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMR control number.

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         TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.  Title of Derivative Security    2.  Date Exer-           3.  Title and Amount of Securities    4.  Conver-     5.  Ownership
                                        cisable and              Underlying Derivative Security        sion or         Derivative
                                        Expiration               (Instr. 4)                            Exercise        Security:
                                        Date                                                           Price of        Direct (D)
                                        (Month/Day/Year)                                               Deriv-          or
                                                                                                       ative           Indirect
                                                                                                       Security        (I)
                                                                                                                       (Instr. 5)

                                    Date         Expiration        Title            Amount or
                                    Exercisable  Date                               Number of
                                                                                    Shares

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 6.  Nature of Indirect
     Beneficial Ownership
     (Instr. 5)


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Explanation of Responses:                                      Diebold, Incorporated

                                                               /S/ CHAREE FRANCIS-VOGELSANG    February 4, 2002
**     Intentional misstatements or omissions of fact          ----------------------------    ----------------
       constitute Federal Criminal Violations. See 18          Charee Francis-Vogelsang        Date
       U.S.C. 1001 and 15 U.S.C. 78ff(a).                      Vice President and Secretary


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
              See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required
to respond unless the form displays a currently valid
OMB Number.
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                                                                SEC 1473 (3-99)